Exhibit 10.50

20 April, 2005
SUITER LIMITED
P.O. BOX 3175
WICKHAMS CAY 1
ROAD TOWN, TORTOLA
BRITISH VIRGIN ISLANDS
Attention: Mr Brunello Donati
Dear Mr Donati:
     We are pleased to confirm the agreement (“Agreement”) under which Suiter Limited (“Suiter”), will provide services to Introgen Therapeutics, Inc. (the “Company”) upon the terms and conditions set forth below:
     1.   Suiter will provide the Company with promotional and public relations services, and advice with respect to such matters, working diligently and in good faith to enhance the image and visibility of the Company focusing on the sophisticated global financial community. Suiter will comply with all applicable laws, rules, regulations and codes of conduct in the performance of its services under this Agreement. Suiter understands that the Company is being advised by Mulier Capital with respect to this Agreement.
As compensation for the services of Suiter hereunder, the Company will on or about the date of this Agreement cause to be issued to Suiter a warrant (the “Warrant”) to purchase up to 500,000 shares of the Company’s common stock. The exercise price of the Warrant will be the closing price of the Company’s common stock as reported on the NASDAQ national market system on the date hereof. The Warrant may be exercised only if and to the extent that it becomes vested, and may be transferred only with the mutual written consent of the parties hereto. Vesting will occur in a manner to be negotiated by the parties; provided that the entire warrant will vest if the average closing price of the Company’s common stock as quoted on the NASDAQ National Market System calculated over a period of twenty consecutive trading days (the “Average Closing Price”) reaches $20.50 per share during the term of this agreement, and none of the Warrants will vest unless the Average Closing Price reaches $8.00 during such term.

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     2.   This Agreement and any portion of the Warrant that has not vested in the manner provided above will expire upon the first to occur of: (a) ninety (90) days from the date of this Agreement, or (b) at the Company’s option, upon written notice from the Company to Suiter at any time after the Company publicly announces a favorable action or decision by the United States Food and Drug Administration with respect to one or more of the Company’s product candidates, or a partnering or collaboration agreement involving one or more of the company’s product candidates (that is not arranged by Suiter pursuant to a written mandate with the Company), that the Company in good faith believes had or will have a material positive impact upon the price per share of the Company’s common stock as quoted on the NASDAQ National Market System (a “Material Announcement”); provided that in the event of such cancellation at the option of the Company the Company and Suiter will enter into good faith negotiations in an attempt to fairly compensate Suiter for its efforts (but in no event will more warrants vest than Suiter could have earned under this Agreement had such announcement not been made).
     3.   The Warrant issued hereunder shall have five (5) year term from the date of issuance and shall not be exercisable prior to the second anniversary of the date of issuance, and then is exercisable only to the extent it is vested. The Warrant term may be extended by mutual written consent of the parties hereto. Suiter agrees that for a period of five (5) years from the date of issuance of the Warrant, Suiter, it’s affiliates, and any holder of the Warrant pursuant to an assignment that is permitted hereunder, shall not purchase or sell, or make any offer to purchase or offer to sell, derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange traded options to purchase or sell the Company’s securities (“puts” and “calls”), engage in short sales or short sales “against the box” in the Company’s securities, or pledge or loan the Warrant or other Company securities in connection with any such transaction, or enter into any contract or arrangement involving hedging or shifting or sharing risk or benefits with respect to the Company’s securities; and Suiter agrees that as a remedy for breach of the prohibition in this sentence, without limiting its other remedies at law or in equity, the Company may cancel the Warrant. The Warrant may be exercised for cash consideration or in connection with a standard “cashless” exercise provision to be set forth therein. The above notwithstanding, the Warrant, to the extent vested and not cancelled due to default by Suiter, shall be exercisable in the event of (1) the merger or reorganization of the Company into another corporation, in which the Company is not the surviving entity; (2) the sale of all or substantially all of the Company’s assets to another entity; or (3) a change in ownership in the Company’s voting stock resulting in ownership of more than fifty percent (50%) of the Company’s voting stock by one or more persons acting in concert who did not prior to the date of the warrants own more than fifty percent (50%) of the Company’s voting stock (a “Change in Control”). The Warrant shall expire, if it has not been previously exercised, upon the closing of the Change of Control. The Warrant will be on the Company’s form of Warrant Agreement, and in the event of a conflict between the terms of the Warrant and the terms of this Agreement, the terms of the Warrant will control.
     4.   Suiter will keep confidential all non-public information regarding the Company’s affairs, and all other proposals or ideas created by Suiter or discussed with the Company during the term of the Agreement, and will not, save as required by law or by any competent regulatory

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authority, disclose any of the same except to the extent that such information has already been made public through no fault of Suiter. Suiter may engage professional advisers for itself in connection with the Agreement, with the approval of the Company, and may disclose confidential information to any professional advisers that it has engaged, provided that any professional advisers engaged are subject to a substantially similar confidentiality agreement with Suiter. The Company will keep confidential the financial terms of this agreement and other non-public information of Suiter except to the extent that, in the opinion of its legal counsel, disclosure of such terms is required by law.
     5.   Suiter will be responsible for all expenses incurred by it in connection with performance of its services hereunder, except those where there is prior written agreement from the Company.
     6.   Each party represents and warrants to the other that it has full power and authority to enter into this Agreement and that there are no contracts, arrangements or understandings in place which relate to such party that would in any way restrict such party from discharging its obligations under this Agreement or which might result in any party incurring liability to a third person as a result of discharging this Agreement.
     7.   This Agreement contains the entire agreement between the Company and Suiter concerning the provision of investor relations and public relations services to the Company by Suiter, and compensation of Suiter for such services.
     8.   This Agreement is effective as of the date hereof and may be transferred only by mutual written agreement of the parties hereto.
     Please confirm that the foregoing correctly and completely sets forth our understanding by signing and returning to us the enclosed duplicate of this Agreement.

Sincerely, INTROGEN THERAPEUTICS, INC.
By:	/s/ David G. Nance
David G. Nance, President

AGREED AND ACCEPTED: SUITER LIMITED
By:	/s/ Brunello Donati
Brunello Donati, Its: